Exhibit 7.01

Joint Filing Agreement

The undersigned hereby acknowledge and agree that the foregoing Statement on Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D/A shall be filed on behalf of each of the undersigned with respect to the shares of Class A Common Stock, par value $0.01 per share of Marriott International, Inc., without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 20th day of January, 2026.

JWM Family Enterprises, Inc.

By:	/s/ Jacqueline M. Perry
Name:	Jacqueline M. Perry
Title:	Treasurer and Secretary

JWM Family Enterprises, L.P.

By: JWM Family Enterprises, Inc., its General Partner

By:	/s/ Jacqueline M. Perry
Name:	Jacqueline M. Perry
Title:	Treasurer and Secretary

/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr.

/s/ Deborah Marriott Harrison
Deborah Marriott Harrison

The Juliana B. Marriott Marital Trust

By:	/s/ Juliana B. Marriott
Name:	Juliana B. Marriott
Title:	Trustee

By:	/s/ David Sheets Marriott
Name:	David Sheets Marriott
Title:	Trustee

/s/ Juliana B. Marriott
Juliana B. Marriott

/s/ Michelle Marriott Darmody
Michelle Marriott Darmody

/s/ David Sheets Marriott
David Sheets Marriott

/s/ Jennifer R. Jackson
Jennifer R. Jackson

/s/ Christopher T. Harrison
Christopher T. Harrison

/s/ Elyse Foulger
Elyse Foulger